EXHIBIT 99.7

AMENDMENT TO SHARE PURCHASE AGREEMENT

This AMENDMENT TO SHARE PURCHASE AGREEMENT, dated as of September 25, 2015 (this “Amendment”), is made and entered into by and between Warburg Pincus Private Equity IX, L.P. (the "Seller") and Sparkle Wealthy Limited (the "Purchaser").

WITNESSETH:

WHEREAS, the parties hereto are parties to a Share Purchase Agreement dated September 14, 2015 (the “Purchase Agreement”) relating to the purchase of 4,000,000 shares of common stock, par value $0.0001 per share, of Synutra International, Inc., a Delaware corporation; and

WHEREAS, pursuant to Section 9 of the Purchase Agreement, the parties hereto desire to amend the Purchase Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

1.    Amendment to Section 6(a) of the Purchase Agreement.  Section 6(a) of the Purchase Agreement is hereby amended by deleting the date “September 30, 2015” and replacing it with “December 31, 2015 (or such other date on or before December 31, 2015 as is mutually agreed between the Purchaser and the Seller)”.

2.   Definitions.  All initially capitalized terms used herein and not otherwise defined in this Amendment shall have the meanings set forth in the Purchase Agreement.

3.   No Other Amendments.  Except as expressly amended or modified hereby, the terms and conditions of the Purchase Agreement shall continue in full force and effect.  Each reference to “hereof’, “hereunder”, “herein” and “hereby” and each similar reference contained in the Purchase Agreement shall refer to the Purchase Agreement as amended hereby.

4.   Governing Law; Dispute Resolution.  This Amendment shall be subject to the provisions contained in Section 11 of the Purchase Agreement, which are hereby incorporated by reference herein, mutatis mutandis.

5.   Authorization.  Each party hereto represents and warrants to the other parties hereto that such party has the proper authorization from its board of directors or comparable governing body to enter into this Amendment.

6.   Counterparts.  This Amendment may be executed and delivered by facsimile or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

SELLER:

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:         Warburg Pincus IX GP L.P., its general partner
By:         WPP GP LLC, its general partner
By:         Warburg Pincus Partners, L.P., its managing member
By:         Warburg Pincus Partners GP LLC, its general partner
By:         Warburg Pincus & Co., its managing member

By: /s/ Robert B. Knauss
Name:  Robert B. Knauss
Title:    Partner

[Signature Page to Amendment to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

PURCHASER:

SPARKLE WEALTHY LIMITED

By:  /s/ Li Ngai
Name: Li Ngai
Title: Director